                                 EXHIBIT NO. 3

      UNDERWRITING OR DISTRIBUTION OF CONTRACTS BETWEEN THE REGISTRANT AND
                             PRINCIPAL UNDERWRITER

                           MARKETING COORDINATION AND
                       ADMINISTRATIVE SERVICES AGREEMENT

This Agreement entered into this ____ day of May, 1997, between Nationwide Life Insurance Company, Nationwide Life and Annuity Insurance Company (collectively "Nationwide"), and Nationwide Advisory Services, Inc. ("NAS") and restates and confirms all earlier agreements between the parties concerning marketing coordination and administrative services.

Nationwide proposes to develop, issue and administer, and NAS proposes to provide the exclusive national distribution services for variable annuity contracts and variable life insurance policies (the "Products").

The parties hereby agree as follows:

A.   ADMINISTRATION OF PRODUCTS
     --------------------------

     1.   Appointment of Product Administration
          -------------------------------------

          Nationwide is hereby appointed Product Administrator for the Products.

     2.   Duties of Nationwide
          --------------------

          Nationwide shall perform in a proper and timely manner, those functions enumerated in the column marked "Nationwide" in the "Analysis of Administrative Functions," attached hereto as EXHIBIT A, and incorporated herein by reference.

     3.   Duties of NAS
          -------------

          NAS shall perform in a proper and timely manner, those functions enumerated in the column marked "NAS" in the "Analysis of Administrative Functions," attached hereto as EXHIBIT A, and incorporated herein by reference.


B.   MARKETING COORDINATION AND SALES ADMINISTRATION
     -----------------------------------------------

     1.   Distribution of Products
          ------------------------

          The Products will be distributed through registered representatives of NASD broker-dealer firms, appointed by Nationwide, who shall be duly qualified and licensed as agents (the "Agents"), in accordance with applicable state insurance authority.

     2.   NAS shall be the exclusive National Distributor of the Products.

     3.   Appointment and Termination of Agents
          -------------------------------------

          Appointment and termination of Agents shall be processed and executed by Nationwide. NAS reserves the right to require Nationwide to consult with it regarding licensing decisions.

     4.   Advertising
          -----------

          NAS shall not print, publish or distribute any advertisement, circular or document relating to the Products or relating to Nationwide unless such advertisement, circular or document has been approved in writing by Nationwide. Such approval shall not be unreasonably withheld, and shall be given promptly, normally within three (3) business days. Neither Nationwide nor any of its affiliates shall print, publish or distribute any advertisement, circular or document relating to the Products or relating to NAS unless such advertisement, circular or document has been approved in writing by NAS. Such approval shall not be unreasonably withheld, and shall be given promptly, normally within three (3) business days. However, nothing herein shall prohibit any person from advertising the Products on a generic basis.

     5.   Marketing Conduct
          -----------------

          The parties will jointly develop standards, practices and procedures respecting the marketing of the Products. Such standards, practices and procedures are intended to help Nationwide meet its obligations as an issuer under the securities laws, to assure compliance with state insurance laws, and to help NAS meet its obligations under the securities laws as National Distributor. These standards, practices and procedures are subject to continuing review and neither Nationwide nor NAS shall object unreasonably to changes to such standards, practices and procedures recommended by the other to comply with the intent of this provision.

     6.   Sales Material and Other Documents
          ----------------------------------

          a.   Sales Material
               --------------

               1) Nationwide shall develop and prepare all promotional material to be used in the distribution of the Products, in consultation with NAS.

               2) Nationwide is responsible for the printing and the expense of providing such promotional material.

               3) Nationwide is responsible for approval of such promotional material by state insurance regulators, where required.

               4) NAS and Nationwide agree to abide by the Advertising and Sales Promotion Material Guidelines, attached hereto as EXHIBIT B, and incorporated herein by reference.

          b.   Prospectuses
               ------------

               1) Nationwide is responsible for the preparation and regulatory clearance of any required registration statements and prospectuses for the Products. NAS is responsible for the preparation and regulatory clearance of any underlying mutual fund registration statements and prospectuses.

               2) Nationwide is responsible for the printing of Product prospectuses in such quantities as the parties agree are necessary to assure sufficient supplies.

               3) Nationwide will bear the cost of providing the required supply of mutual fund prospectuses.

               4) Nationwide is responsible for supplying Agents with sufficient quantities of Product prospectuses.

          c.   Contracts, Applications and Related Forms
               -----------------------------------------

               1) Nationwide, in consultation with NAS, is responsible for the design and printing of adequate supplies of Product applications, contracts, related forms, and such service forms as the parties agree are necessary.

               2) Nationwide is responsible for supplying adequate quantities of all such forms to the Agents.

     7.   Appointment of Agents
          ---------------------

          a. NAS shall assist Nationwide in facilitating the appointment of Agents by Nationwide.

          b. Nationwide shall forward all appointment forms and applications to the appropriate states and maintain all contacts with the states.

          c. Nationwide shall maintain appointment files on Agents, and NAS shall have access to such files as needed.

     8.   Licensing and Appointment Guide
          -------------------------------

          Nationwide shall provide to NAS a Licensing and Appointment Guide (as well periodic updates thereto), setting forth the requirements for licensing and appointment, in such quantities as NAS may reasonably require.

     9.   Other
          -----

          a.   Product Training
               ----------------

               Nationwide is responsible for any Product training for the Agents.

          b.   Field Sales Material
               --------------------

               1) Nationwide, in consultation with NAS, is responsible for the development, printing and distribution of non-public field sales material to be used by Agents.

               2) NAS shall have the right to review all field sales materials and to require any modification mandated by regulatory requirements.

          c.   Production Reports
               ------------------

               Nationwide shall deliver to NAS the items listed in Production Reports to be Provided, attached hereto as EXHIBIT C, and incorporated herein by reference.

          d.   Customer Service
               ----------------

               Each party will notify the other of all material pertinent inquiries and complaints it receives, from whatever source and to whomever directed, and will consult with the other in responding to such inquiries and complaints.

    10.   Auditing
          --------

          NAS shall maintain all records relating to the mutual funds or other investment options in accordance with generally accepted accounting procedures. Any such records shall be made available to Nationwide or its accountants or auditors upon reasonable written request. Nationwide shall provide NAS with any records, reports or other materials relative to the distribution of the Products as may reasonably be required by NAS or as may be required by any governmental agency having jurisdiction.

C.   GENERAL PROVISIONS
     ------------------

     1.   Waiver
          ------

          The forbearance or neglect or either party to insist upon strict compliance by the other with any of the provisions of this Agreement, whether continuing or not, or to declare a forfeiture of termination against the other, shall not be construed as a waiver of any rights or privileges of the forbearing party in the event of a further default or failure of performance.

     2.   Limitations
          -----------

          Neither party shall have authority on behalf of the other to: make, alter or discharge any contractual terms of the Products; waive any forfeiture; extend the time of making any contributions to the products; guarantee dividends; alter the forms which either may prescribe; nor substitute other forms in place of those prescribed by the other.

     3.   Binding Effect
          --------------

          This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns, provided that neither party shall assign or sub-contract this Agreement or any rights or obligations hereunder without prior written consent of the other.

     4.   Indemnification
          ---------------

          Each party ("Indemnifying Party") hereby agrees to release, indemnify and hold harmless the other party, its offices, directors, employers, agents, servants, predecessors or successors from any claims or liability arising out of the acts or omissions of the Indemnifying Party not authorized by this Agreement, including the violation of any federal or state law or regulation.

     5.   Notices
          -------

          All notices, requests, demands and other communication under this Agreement shall be in writing and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing if sent postage prepaid by First Class Mail, Registered or Certified mail, by overnight mail, properly addressed as follows:

          TO NATIONWIDE:

          Nationwide Life Insurance Company
          Richard A. Karas, Senior Vice President-Sales-Financial Services One Nationwide Plaza
          Columbus, Ohio 43216

          TO NAS:

          Nationwide Advisory Services, Inc.
          Joseph P. Rath, Vice President-Compliance
          One Nationwide Plaza
          Columbus, Ohio 43216

     6.   Governing Law
          -------------

          This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio.

     7.   Arbitration
          -----------

          The parties agree that misunderstandings or disputes arising from this Agreement shall be decided by arbitration, conducted upon request of either party before three arbitrators (unless the parties agree on a single arbitrator) designated by the American Arbitration Association, and in accordance with the rules of such Association. The expenses of the arbitration proceedings conducted hereunder shall be borne equally by both parties.

     8.   Confidentiality
          ---------------

          Any information, documents and materials, whether printed or oral, furnished by either party or its agents or employees to the other shall be held in confidence. No such information shall be given to any third party, other than to such sub-contractors of NAS as may be permitted herein, or under requirements of a lawful authority, without the express written consent of the other party.

D.   TERM OF AGREEMENT
     -----------------

     This Agreement, including the Exhibits attached hereto, shall remain in full force and effect until terminated, and may be amended only by mutual agreement of the parties in writing. Any decision by either party to cease issuance or distribution of any specific Product shall not effect a termination of the Agreement unless such termination is mutually agreed upon, or unless notice is given pursuant to Section E.2. hereof.

E.   TERMINATION
     -----------

     1. Either party may terminate this Agreement for cause at any time, upon written notice to the other, if the other knowingly and willfully: (a) fails to comply with the laws or regulations of any state or governmental agency or body having jurisdiction over the sale of insurance or securities; (b) misappropriates any money or property belonging to the other; (c) subjects the other to any actual or potential liability due to misfeasance, malfeasance, or nonfeasance;
          (d) commits any fraud upon the other; (e) has an assignment for the benefit of creditors; (f) incurs bankruptcy; or (g) commits a material breach of this Agreement.

     2. Either party may terminate this Agreement, without regard to cause, upon six months prior written notice to the other.

     3. In the event of termination of this Agreement, the following conditions shall apply:

               a) The parties irrevocably acknowledge the continuing right to use any Product trademark that might then be associated with any Products, but only with respect to all business in force at the time of termination.

               b) NAS shall continue to sell to Nationwide at net asset value, shares of all mutual funds which serve as underlying investments for Products actually issued by Nationwide pursuant to this Agreement, until such time as mutually agreed upon by the parties. NAS may discontinue the sale at net asset value of such shares in connection with the issuance by Nationwide of new products after termination.

               c) In the event this Agreement is terminated the parties will use their best efforts to preserve in force the business issued pursuant to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.


                                        NATIONWIDE LIFE INSURANCE COMPANY

                                        By /s/ RICHARD A. KARAS
                                           -------------------------
                                        Title  Senior Vice President


                                        NATIONWIDE LIFE AND ANNUITY
                                        INSURANCE COMPANY

                                        By /s/ RICHARD A. KARAS
                                           -------------------------
                                        Title  Senior Vice President


                                        NATIONWIDE ADVISORY SERVICES, INC.

                                        By /s/ JOSEPH P. ROTH
                                           -------------------------
                                        Title  Vice President

                                   EXHIBIT A

                      ANALYSIS OF ADMINISTRATIVE FUNCTIONS

A.   PRODUCT UNDERWRITING/ISSUE

NATIONWIDE                                      NAS
-    Establishes underwriting criteria for      -   Consults with regard to new business
     application processing and rejections.         procedures and processing.

-    Reviews the completed application.
     Applies underwriting/issue criteria to
     application.

-    Notifies Agent and/or customer of any
     error or missing data necessary to
     underwrite application and establish
     records for owner of Product
     ("Contract Owner").

-    Prepares policy data page for approved
     business and mails with policy to
     Contract Owner.

-    Establishes and maintains all records
     required for each Contract Owner, as
     applicable.

-    Prepares and mails confirmation and
     other statements to Contract Owners
     and Agents, as required.

-    Prints, provides all forms ancillary to
     issue of contract/policy forms for
     Products.

-    Maintains supply of approved
     specimen policy forms and all ancillary
     forms, distributes same to Agents.

B.   BILLING AND COLLECTION

NATIONWIDE
-    Receives premium/purchase payments
     and reconciles amount received with
     remittance media.

-    Updates Contract Owner records to
     reflect receipt of premium/purchase
     payment and performs accounting/
     investment allocation of each payment
     received.

-    Deposits all cash received under the
     Products in accordance with the terms
     of the Products.

C.   BANKING

NATIONWIDE

-    Balances, edits, endorses and prepares
     daily deposit.

-    Places deposits in depository account.

-    Transfers funds form depository
     account to NAS within 24 hours
     following underwriting approval, in
     accordance with investment allocation.

-    Prepares daily cash journal summary
     reports and maintains same for review
     by NAS.

D.   PRICING/VALUATION/ACCOUNTING

NATIONWIDE                                        NAS

-    Determines the "Net Amount Available for       -    Issues Fund Shares to Nationwide at
     Investment" in Fund Shares and places Fund          net asset Value.
     Share purchase or redemption orders with
     the Fund, by facsimile each day by 10:00       -    Confirms Nationwide's Fund
     a.m. E.T. If for any reason Nationwide is           purchases and redemptions.
     unable to process such orders, it will
     provide NAS with estimates.                    -    Transmit by facsimile Fund Share
                                                         prices to Nationwide by 6:00 p.m.
-    Maintains and makes available, as reasonably        EST each day.
     requested, records used in determining "Net
     Amount Available for Investment."              -    Maintains records of all Fund Shares
                                                         owned by Nationwide, including the
-    Collects information needed in determining          date purchased and sold, cost, and
     Variable Account unit values from the Funds         other information maintained by NAS
     including daily net asset value, capital            in its ordinary course of business.
     gains or dividend distributions, and the
     number of Fund Shares acquired or sold during  -    Cooperates in annual audit of
     the immediately preceding valuation period.         separate account financials conducted
                                                         for purposes of financial statement
-    Performs daily unit valuation calculation.          certification and publication.

E.   CONTRACT OWNER SERVICE/
     RECORD MAINTENANCE

NATIONWIDE                                       NAS

-    Receives and processes all Contract         -    Accommodates customer service function
     Owner service requests, including but not        by providing any supporting information
     limited to informational requests,               or documentation which may be in the
     beneficiary changes, and transfers of            control of NAS.
     Contract Value among eligible
     investment options.

-    Maintains daily records of all changes
     made to Contract Owner accounts.

-    Researches and responds to all Contract     -    Researches and responds to Nationwide's
     Owner/Agent inquiries.                           inquiries regarding fund performance.

-    Keeps all required Contract Owner
     records.

-    Maintains adequate number of toll free
     lines to service Contract Owner/Agent
     inquiries.


F.   DISBURSEMENTS
     (SURRENDERS, DEATH
     CLAIMS, LOANS)

NATIONWIDE                                       NAS

- Receives and processes surrenders, loans, and death claims in accordance with established guidelines.

-    Prepares checks for surrenders, loans,
     and death claims, and forwards to
     contract Owner or Beneficiary. Prepares
     and mails confirmation statement of
     disbursement to Contract Owner/
     Beneficiary with copy to Agent.

G.   COMMISSIONS

NATIONWIDE                                       NAS

-    Ascertains, on receipt of applications,
     whether writing Agent is appropriately
     licensed.

-    Pays commissions and other fees in
     accordance with agreements relating to
     same.

H.   PROXY PROCESSING

NATIONWIDE                                       NAS

-    Receives record date information from       -    Provides proxy, solicitation materials, and
     Funds Receives proxy solicitation                record date information.
     materials from Funds.

-    Prepares Voting Instruction cards and
     mails solicitation, if necessary.

-    Tabulates and votes all Fund Shares in
     accordance with SEC requirements.

I.   PERIODIC REPORTS TO CONTRACT OWNERS

NATIONWIDE                                       NAS

-    Prepares and mails quarterly and annual
     Statements of Account to Contract
     Owners.

-    Prepares and mails all semi-annual and      -    Prepares and mails to Nationwide all
     annual reports of Variable Account(s) to         required semi-annual and annual financial
     Contract Owners.                                 reports to shareholder of the Funds.

J.   REGULATORY/STATEMENT REPORTS

NATIONWIDE                                      NAS
-    Prepares and files Separate Account
     Annual Statements.

-    Prepares and mails the appropriate,
     required IRS reports at the Contract
     Owner level. Files same with required
     regulatory agencies.

-    Prepares and files form N-SAR for the      -   Prepares and files form N-SAR for the
     Separate Account.                              Funds.

K.   PREMIUM TAXES

NATIONWIDE                                      NAS

-    Collects, pays and accounts for premium
     taxes as appropriate.

-    Prepares and maintains all premium tax
     records by state.

- Maintains liabilities in General Account ledger for accrual of premium tax collected.

-    Integrates all company premium taxes
     due and performs related accounting.

L.   FINANCIAL AND MANAGEMENT REPORTS

NATIONWIDE                                      NAS

-    Provides periodic reports in accordance    -    Provides periodic reports in accordance
     with the Schedule of Reports to be              with the Schedule of Reports to be
     prepared jointly by Nationwide and NAS.         prepared jointly by Nationwide and NAS.
     (See EXHIBIT C)                                 (See EXHIBIT C)

M.   AGENT LICENSE RECORDKEEPING

NATIONWIDE                                      NAS

-    Receives, establishes, processes, and      -    Cooperates with Nationwide in the Agent
     maintains Agent appointment records.            appointment process with the broker-
                                                     dealer firms.

                                   EXHIBIT B

              ADVERTISING AND SALES PROMOTION MATERIAL GUIDELINES
             FOR APPROVAL BY THE OFFICE OF SALES-FINANCIAL SERVICES

In order to assure compliance with state and federal regulatory requirements and to maintain control over the distribution of promotional materials dealing with the Products, Nationwide and NAS require that all variable contract promotional materials be reviewed and approved by both Nationwide and NAS prior to their use. These guidelines are intended to provide appropriate regulatory and distribution controls.

1. Sufficient lead time must be allowed in the submission of all promotional material. The Office of Sales-Financial Services ("OS-FS") and NAS shall approve in writing all promotional material. Such approval shall not be unreasonably withheld, and shall be given promptly, normally within three
    (3) days.

2. All promotional material will be submitted in "draft" form to permit any changes or corrections to be made prior to the printing.

3. Nationwide and NAS will provide each other with details as to each and every use of all promotional material submitted. Approval for one use will not constitute approval for any other use. Different standards of review may apply when the same advertising material is intended for different uses. The following information will be provided for each item of promotional material:

    a.  In what jurisdiction(s) the material will be used.

    b. Whether distribution will be used (e.g., brochure, mailing, 482 ads, etc.).

    c.  How the material will be used (e.g., brochure, mailing, 482 ads, etc.)

    d. The projected date of initial use and, if a special promotion, the projected date of last use.

4. Each party will advise the other of the date it discontinues the use of any material.

5. Any changes to previously approved promotional material must be resubmitted, following these procedures. When approved material is to be put to a different use, request for approval of the material for the new use must be submitted.

6. OS-FS and NAS will assign a form number to each item of advertising and sales promotional material. This number will appear on each piece of advertising and sales promotional material. It will be used to aid in necessary filings, and to maintain appropriate controls.

7.  OS-FS and NAS will provide written approval for all material to be used.

8. Nationwide and NAS will provide each other with a minimum of 50 copies of all material in final print form to effect necessary state filings.

9.  NAS will coordinate SEC/NASD filings of sales and promotional material.

10. All communication regarding promotional materials should be directed to Marketing Director, Office of Sales-Financial Services, Nationwide Life Insurance Company, One Nationwide Plaza, Columbus, Ohio 43216 (phone
    (614)249-6258) or to President, Nationwide Advisory Services, Inc. Three Nationwide Plaza, Columbus, Ohio (phone (614)249-5947).

                                   EXHIBIT C
                       PRODUCTION REPORTS TO BE PROVIDED

Nationwide agrees to provide the following reports to NAS:

1.  Daily Receipt Report:       Indicates which Agents are generating sales.

2.  Daily Approval Report:      Indicates which applications have been approved.

3.  Daily Activity Summary:     Indicates top firms' sales and liquidation by
                                month, year-to-date as well as total assets by firm.

4.  Dealer Activity             Indicates top firms' sales and liquidation by
    Summary by Territory:       month, year-to-date.

5.  Summary of Sales by         Indicates sales by territory/dealer branch,
    Territory and Dealer:       including non-commissionable amounts and
                                actual commission payments, as well as
                                chargebacks. (Internal use only)

6.  Summary of Sales by         Indicates sales by territory/dealer/branch,
    Territory and Dealer:       including chargebacks.

7.  Commission Report:          Indicates commissions paid and chargebacks,
                                matched to commission checks.

In addition, Nationwide shall provide reports detailing current appointments and other information, as reasonably requested by NAS.